Exhibit 4.15

PETRÓLEO BRASILEIRO S.A.
PETROBRAS

AGREEMENT 835/96

PURCHASE AND SALE AGREEMENT OF RAW
MATERIALS MADE BY AND BETWEEN
PETRÓLEO BRASILEIRO S.A. – PETROBRAS
AND COPESUL – COMPANHIA PETROQUÍMICA
DO SUL, AS FOLLOWS:

PETRÓLEO BRASILEIRO S.A - PETROBRAS, a mixed-capital company, with its principal place of business at Avenida República do Chile, 65 - 19° andar, in the city of Rio de Janeiro, State of Rio de Janeiro, enrolled with the National Register of Legal Entities of the Ministry of Finance (CNPJ/MF), under no. 33.000.167/0001 -01, hereinafter referred to as PETROBRAS, herein represented by its CEO, Mr. JOEL MENDES RENNO; and COPESUL Companhia Petroquímica do Sul, with its principal place of business at Rodovia Tabaí-Canoas, Km 419, in the city of Triunfo, State of Rio Grande do Sul, enrolled with the CNPJ/MF under no. 88.948 -492/0001-92, hereinafter referred to as COPESUL, herein represented by its Officers, Messrs. LUIZ FERNANDO CIRNE LIMA and ROGÉRIO AFFONSO DE OLIVEIRA; mutually resolve to enter into this Agreement, in accordance with the following terms and conditions:

SECTION ONE- PURPOSE

1.1. The purpose of this Agreement is the sale and supply, without exclusivity, of the raw materials listed in Schedule I -PRODUCTS AND QUALITY, by PETROBRAS, and its purchase and receipt by COPESUL, exclusively for own consumption in its industrial facilities in Triunfo, State of Rio Grande do Sul.

SECTION TWO – RISKS AND RESPONSIBILITIES

2.1. COPESUL is fully aware of the risks associated with the use of products contemplated by this Agreement and agrees that its personnel is aware of such risks, taking full responsibility to warn, train and protect its employees, contractors and clients as regards the risks to persons and property somehow connected to the products.

2.2. PETROBRAS does not offer any guarantee that the supplied products are adequate for any specific use, except as to the supply specification and conditions set forth in Section Six- PROPERTY SUPPLY AND TRANSFER and in Schedule I -PRODUCTS AND QUALITY. COPESUL also takes full responsibility for the results from the use of the products in its facilities, either individually or in combination with other articles or substances, and in any manufacturing process wherein the products may be used as raw material.

2.3. In compliance with the supply specification and conditions in Section Six - PROPERTY SUPPLY AND TRANSFER and in Schedule I - PRODUCTS AND QUALITY, COPESUL agrees to hold PETROBRAS free and clear of any claims, damages and/or losses suffered or caused to third parties arising from the application of this Agreement, imputed as being the responsibility of COPESUL and/or of its representatives, contractors, third parties under its responsibility or connected thereto in any way.

SECTION THREE – DELIVERY SCHEDULE

3.1.1. COPESUL may review the annual consumption expectation of raw materials up to March 31 of the subsequent year, while PETROBRAS, at its exclusive discretion, may accept such review or not.

3.2. Except for the provisions set forth in Section Nine - FORCE MAJEURE, should COPESUL, due to its exclusive negligence, fail to receive the minimum annual amount of 85% (eighty-five percent) specified in item 3.1, PETROBRAS shall present COPESUL with the calculations of the additional costs for providing the difference between the amount of requested raw materials as well as that effectively purchased by COPESUL and, provided the losses to PETROBRAS are technically proved and acknowledged by both parties, the parties shall then agree on some form of redress.

3.3. COPESUL shall inform in writing, up to the 5th (fifth) day of each current month (N), the monthly amounts of raw materials it intends to receive within the subsequent six months, (N+1 to N+6), adopting the following maximum variations in relation to what was previously informed for the same month:

Month	Variation
First (N+1)	3%
Second (N + 2)	5%
Third (N + 3)	10%
Fourth (N + 4)	Free
Fifth (N + 5)	Free
Sixth (N + 6)	Free

3.3.1. The maximum variation adopted for a given month, from the moment it takes up the N+4 position until it reaches the N+1, shall be 12% (twelve percent), provided it is not caused by problems related to the supply and quality of the supplied raw materials.

3.3.2. PETROBRAS shall employ its best efforts to previously inform on the quality of the raw materials to be supplied, so as to enable COPESUL’s proper consumption programming and the compliance with the maximum variations set forth in item 3.3.

3.4. Up to the 10th (tenth) day of each month, PETROBRAS shall confirm its possibility to supply the raw materials for the following month.

3.5. COPESUL’s failure to inform or in the event of receipt of communication not within schedule shall entail the supply of the quantities informed in the previous month, PETROBRAS not being subject to the penalties set forth in item 3.8 hereof.

3.6. COPESUL’s failure to collect the amounts scheduled for a given month shall release PETROBRAS from having to replace, in any subsequent month, the non-collected amounts, PETROBRAS not being subject to the penalties set forth in item 3.8.

3.7. Should COPESUL, for reasons not specified in item 6.4 and in Section Nine - FORCE MAJEURE of the Agreement, and not even for supply reductions of raw materials, not receive and not accept to purchase the monthly amounts requested in item 3.3 of the Agreement, PETROBRAS shall present COPESUL with the calculations of its additional costs for providing the difference between the amount of requested raw materials as well as that effectively purchased by COPESUL and, provided the losses to PETROBRAS are technically proved and acknowledged by both parties, the parties shall then agree on some form of redress.

3.8. If, for reasons other than those defined in Section Nine -FORCE MAJEURE of the Agreement, and not even due to COPESUL’s negligence, PETROBRAS cannot supply the monthly amounts requested pursuant to item 3.3, COPESUL shall present PETROBRAS with the calculations of the losses caused by the supply shortage of raw materials and, provided these are technically proved and acknowledged by both parties, the parties shall then agree on some form of redress.

SECTION FOUR – DEMURRAGE

4.1. When the raw materials are transported by ship, in the event of demurrage due to COPESUL’s fault, all the costs arising from the demurrage event shall be borne by COPESUL and shall be calculated in accordance with Schedule VI – LAY PERIOD AND DEMURRAGE.

SECTION FIVE - TERM

5.1. This Agreement shall bind the parties on the date of execution, and shall be valid for 16 (sixteen) years as of September 30, 1997, renewable for successive periods of 5(five) years, as mutually agreed upon by the parties.

5.1.1. As of the date this Agreement becomes effective, the parties shall consider the Naphtha Purchase and Sale Agreement, entered into on March 22, 1983, terminated.

SECTION SIX – PROPERTY SUPPLY AND TRANSFER

6.1. PETROBRAS shall supply, under normal conditions, the raw materials for COPESUL, in accordance with the specifications in SCHEDULE I - PRODUCTS AND QUALITY, through the REFAP/COPESUL System and the Tramandaí REFAP/COPESUL Terminal System.

6.2. The transfer of property of the raw materials shall take place in accordance with the provision in Section Eleven - MISCELLANEOUS, item 11.4 of this Agreement.

6.3. All methods and procedures related to the measurements of the amounts supplied, installation and calibration of the gauges, frequency of the measurements, measurement basis and forms to harmonize any differences observed in the measurements made are specified in Schedule III – MEASUREMENT.

6.4. The raw materials supplied by PETROBRAS that do not meet supply specification and conditions, defined in this section and in Schedule I - PRODUCTS AND QUALITY, may be rejected by COPESUL, in which event the deliveries shall be interrupted until PETROBRAS may present raw materials in supply conditions. In such cases, PETROBRAS shall keep COPESUL informed on the actions and expectations for the prompt reestablishment of the regular supply conditions, employing efforts in the sense of meeting the consumption needs of COPESUL.

6.4.1. In case COPESUL, informed in due time, may formally accept the raw materials off specification, PETROBRAS shall not be held liable for direct, indirect or consequent damage that may be caused to COPESUL and/or third parties it supplies, from the use of such products, PETROBRAS being released from having to replace, in any subsequent month, the accepted amount of raw materials.

6.4.2. COPESUL’s acceptance of a given amount of raw materials off-specification shall not imply, in any way, specification alteration or COPESUL’s obligation to accept other amounts under such conditions.

6.5. PETROBRAS shall not be subject to the penalties set forth in item 3.8 of this Agreement due to the reduction of supply resulting from the non-acceptance of the raw material by COPESUL, pursuant to item 6.4, provided item 11.5 of Schedule II – AMOUNTS is complied with.

6.6. PETROBRAS and COPESUL shall seek to establish adequate procedures to gradually reduce the amounts of unwanted contaminants in the supplied raw materials.

SECTION SEVEN - INTERRUPTIONS

7.1. PETROBRAS and COPESUL shall keep the other party informed on any events that may affect the regular supply of raw materials and shall employ their best efforts for the prompt reestablishment of its regular operation.

7.2. COPESUL shall seek to adapt its interruption plans for preventive maintenance to the interruption plans of the local refinery (REFAP) and to the interruption plans of the other Petrochemical Units supplied by PETROBRAS, with the purpose of obtaining a better continuity of the supply to be made by PETROBRAS.

7.3. PETROBRAS and COPESUL shall always keep the other party informed on the dates scheduled for its programmed maintenance interruptions of over 5 (five) days, providing the schedule of products/consumption of raw materials in both, in writing and at least 60 (sixty) days in advance.

7.3.1. Collection interruptions on the part of COPESUL, for periods longer than 5 (five) days, provided they have not been previously informed, shall subject it to the penalties set forth in item 3.7 of this Agreement.

SECTION EIGHT - TERMINATION

8.1. PETROBRAS and COPESUL may unilaterally and legally terminate this Agreement, regardless of judicial or extra-judicial notification, the other party having no right to claim or be indemnified in the following cases:

8.1.1. relapse of or continuity to the provisions in item 11.2;

8.1.2. bankruptcy, dissolution, judicial or extra-judicial liquidation, or COPESUL’s preventive composition with creditors, whether requested, approved or adjudicated;

8.1.3. partial or full transfer of this Agreement to third parties, not authorized by the other party; and

8.1.4. transformation, merger, incorporation or any form of succession of one of the parties, even if timely justified, may affect the performance of this Agreement.

8.2. This Agreement may be terminated by any of the parties, at any time, in case of institutional alterations or for whatever reasons due to force majeure which may significantly alter the productive capacity of the other party.

8.3. In case one of the parties does not use its right to terminate the Agreement under this Section, it may suspend its execution, at its exclusive discretion, until the infracted contractual clauses have been complied with by the other party.

SECTION NINE –FORCE MAJEURE

9.1. None of the parties may be held liable for the nonperformance of its obligations when such is motivated by an act of God or force majeure, pursuant to the provisions in article 1.058, sole paragraph of the Brazilian Civil Code.

SECTION TEN- TAXES

10.1. Taxes and social contributions regarding the purpose of this Agreement shall be paid pursuant to the law.

SECTION ELEVEN - MISCELLANEOUS

11.1. Without the prior express authorization of the other party, PETROBRAS and COPESUL may not:

11.1.1. assign or offer as guarantee in any way, whether fully or partially, the credits of any nature arising from this Agreement;

11.1.2. transfer this Agreement, entirely or partially; and

11.1.3. use, refer or mention the name of the other party, or an equivalent expression, in advertising or publicity communication, in any way.

11.2. The parties, at their exclusive discretion, may suspend the execution of this Agreement in the event of nonperformance of any of the Sections or contractual condition, until the infracted contractual clauses have been complied with by the other party.

11.3. PETROBRAS and COPESUL mutually assume the commitment, in case of reciprocal convenience and in accordance with the legislation in force and through a fair remuneration, to make possible the use of its logistic structures to each other, based on the nature of such operations.

11.4. Previously to the effectiveness of this Agreement, pursuant to the provision in Section Five- TERM, the parties are to enter into a Contractual Addendum, which shall be made an integral part of this Agreement, providing for the following:

11.4.1. Transfer of property of Petrochemical Naphtha:

11.4.1.1. PETROBRAS intends that:

11.4.1.1.1. The transfer of property of naphtha produced at the REFAP take place at "A" of the REFAP.

11.4.1.1.2. The transfer of property of the imported naphtha and cabotage take place at the flange discharge edge of the ship, and that COPESUL bear the costs deriving therefrom.

11.4.1.2. COPESUL intends that:

11.4.1.2.1. The transfer of property of all the naphtha supplied take place at "A" of the REFAP.

11.4.1.2.2. PETROBRAS be liable for any losses at the transfer.

11.4.2. Payment form:

11.4.2.1. PETROBRAS intends that:

11.4.2.1.1. The invoicing be made for cash payments, term payments being allowed.

11.4.2.1.2. Should the invoicing be made for term payments, PETROBRAS wishes that it be made within the shortest term in effect for the supply of Petrochemical naphtha by PETROBRAS to the Petrochemical Units.

11.4.2.2. COPESUL intends that:

11.4.2.2.1. The invoicing be made for term payments, and, if agreed upon by the parties, be made for cash payments.

11.4.2.1.2. In case the invoicing is made for term payments, COPESUL requires that it be made within at least 14 (fourteen) days, 28 (twenty-eight) days being desired.

11.4.3. Sale conditions for effluents.

11.4.3.1. PETROBRAS intends:

11.4.3.1.1. That, as of the moment the legislation ceases to require COPESUL to sell its effluent with exclusivity to PETROBRAS, the latter has preemptive rights to purchase same.

11.4.3.1.2. To acquire, with preference, the C9 bi-hydrogenated current, to incorporate into its fuel line, produced by COPESUL under the name Solvent C9 160-220.

11.4.3.2. COPESUL intends:

11.4.3.2.1. That, as of the moment the legislation ceases to require COPESUL to sell its effluent with exclusivity to PETROBRAS, COPESUL may trade the sale conditions of the effluent without having to grant preferences.

11.4.3.2.2 To trade, without preference, its Solvent C9 160-220.

1.5. PETROBRAS is the exclusive supplier of raw materials to COPESUL. However, should it be in the interest of COPESUL and PETROBRAS, and permitted by law in force, COPESUL may purchase part of the amount of raw materials from another supplier, necessary for the supply of its industrial needs.

11.6. PETROBRAS’ goal is to supply COPESUL with raw materials of its own production which may represent 70% (seventy percent) of COPESUL’s entire consumption, for which COPESUL hereby agrees to cooperate in the definition of the adequate investments for such purpose and to participate in such investments.

11.7. The documents below are attached hereto, and are made an integral part of this Agreement, as follows:

SCHEDULE I – PRODUCTS AND QUALITY

SCHEDULE II – QUANTITIES

SCHEDULE III – MEASUREMENT

SCHEDULE IV – PRICES AND ADJUSTMENTS

SCHEDULE V– PAYMENT FORM

SCHEDULE VI – LAY PERIOD AND DEMURRAGE

SCHEDULE VII – EFFLUENT RETURN

11.7.1. Whenever necessary, PETROBRAS and COPESUL may mutually reevaluate these Schedules, adapting them to the new existing conditions.

SECTION TWELVE – LEGISLATION ALTERATION/CHANGE

12.1. If, at any time, during the effectiveness of this Agreement, there should be any changes to the legislation which may affect any Section hereof or even the essence of this Agreement, resulting in adverse economical consequences to any of the parties, the parties may request a renegotiation of the contractual terms.

SECTION THIRTEEN - ADDRESSES

13.1. Any and all correspondence related hereto or to the execution hereof is to be sent to the addresses below, the parties being allowed to indicate others, in writing:

PETRÓLEO BRASILEIRO S.A. - PETROBRAS
Avenida República do Chile, 65 - 19° andar
20.035 -900 - RIO DE JANEIRO - RJ

COPESUL - COMPANHIA PETROQU¥MICA DO SUL
BR 386 -Rodovia Tabaí/ Canoas, km 419 - Polo Petroquímico
95.853 -000 - TRIUNFO - RS

SECTION FOURTEEN - JURISDICTION

14.1. The parties hereby elect the courts of the city of Rio de Janeiro, State of Rio de Janeiro, as having jurisdiction to settle any disputes arising from this Agreement or its performance, to the exclusion of any other court however privileged it may be.

IN WITNESS WHEREOF, the parties sign this Agreement in 3 (three) counterparts of identical form and content, to one sole effect, in the presence of the undersigned witnesses, for all legal purposes.

Triunfo, February 23, 1996.

[sgd]

Joel Mendes Rennó

PETRÓLEO BRASILEIRO S.A. – PETROBRAS

[sgd]_________________________	[sgd]___________________________
Luiz Fernando Cirne Lima	Rogério Affonso de Oliveira

COPESUL - COMPANHIA PETROQU¥MICA DO SUL

Witnesses:

[sgd]_________________________	[sgd]___________________________
Name: Percy Louzada de Abreu	Name: Hardi Luiz Schuck

RAW MATERIAL SUPPLY AGREEMENT

LIST OF SCHEDULES TO THE RAW MATERIAL SUPPLY AGREEMENT

The schedules to this Agreement, indicated by their names, have been duly certified by the following representatives of the parties:

By PETRÓLEO BRASILEIRO S.A. - PETROBRAS

Name: Percy Louzada de Abreu

Initials:

By COPESUL - COMPANHIA PETROQU¥MICA DO SUL

Name: Hardi Luiz Schuck

Initials:

SCHEDULE I – PRODUCTS AND QUALITY

SCHEDULE II – QUANTITIES

SCHEDULE III – MEASUREMENT

SCHEDULE IV – PRICES AND ADJUSTMENTS

SCHEDULE V– PAYMENT FORM

SCHEDULE VI – LAY PERIOD AND DEMURRAGE

SCHEDULE VII – EFFLUENT RETURN

Triunfo, February 23, 1996

[sgd]____________________________
Joel Mendes Rennó

PETRÓLEO BRASILEIRO S.A. – PETROBRAS

[sgd]____________________________	[sgd]_________________________
Luiz Fernando Cirne Lima	Rogério Affonso de Oliveira

COPESUL - COMPANHIA PETROQU¥MICA DO SUL

RAW MATERIAL SUPPLY AGREEMENT
SCHEDULE I - PRODUCTS AND QUALITY

I.1. PETROBRAS shall collect in its facilities, for quality control purposes, 3 (three) samples of the raw materials from each lot transferred, keeping 2 (two) as proof for a period of 30 (thirty) days.

I.1.1. The supply shall only commence after PETROBRAS has confirmed the compliance with product specifications.

I.1.2. Should COPESUL, whether due to a critical supply situation or any other cause, at its discretion, wish to start to receive prior to PETROBRAS’ confirmation the compliance with product specifications, it should inform PETROBRAS in writing.

I.2. PETROBRAS shall seek to ensure the quality of its products through a Quality Plan, using control and process monitoring methods.

I.3. Should COPESUL detect any contaminants or noncompliance with any item of the guaranteed specification in Table 1 of this Schedule, it shall notify PETROBRAS on such fact. PETROBRAS is hereby required to immediately start the procedures for confirming and quantifying such fact.

I.3.1. If the raw materials supplied by PETROBRAS are off the specification guaranteed in Table 1 of this Schedule, except for the provision in item 6.4.1. of the Agreement, PETROBRAS shall be required to analyze the claims related to the losses an additional costs to COPESUL arising from the processing the raw materials off specification and, provided they are technically proved and acknowledged by both parties, the parties shall then agree on some form of redress.

I.4. In the event of divergence as to product quality, COPESUL is to inform PETROBRAS within the period defined in item I.1, that it will analyze one of the proof samples and track the variables, ensuring a joint decision between the companies.

I.5. The technical specifications for the supply of the raw materials dealt with herein, as well as the respective analysis methods to be practiced by PETROBRAS and COPESUL are specified in Table I - "Technical Specifications of Raw Materials" of this Schedule.

I.5.1. Any alteration to the methodology is to be previously agreed upon by the parties.

I.5.2. Any alteration to or introduction of new items in the specification contained herein is to be previously agreed upon by the parties.

I.6. PETROBRAS shall inform COPESUL of the results of the analyses of the cabotage and import products carried out by the PETROBRAS’ appointed inspectors or technicians in the loading ports, prior to their arrival to the unloading terminal.

I.7. With the purpose of improving the quality of the supplied raw materials, PETROBRAS and COPESUL shall seek to develop analysis methods and procedures that aim to bring the guaranteed amounts of the technical specification in Table I closer to those intended by COPESUL, contained in Table II.

I.7.1. PETROBRAS and COPESUL shall evaluate the alteration of the limits of the technical specification in Table I and/or inclusion of the parameters contained in Table II of this Schedule.

I.8. In case the raw materials supplied are off the specification guaranteed in Table I hereof, and should it be convenient for both parties, the parties may negotiate a sale price reduction, so as to compensate COPESUL for the nonperformance of the minimum quality requirements and reduce costs of any nature that PETROBRAS may have to specify the raw materials or to give them another destination.

I.8.1. COPESUL acceptance of the raw materials off the specification guaranteed, at a lower price, releases PETROBRAS from any liabilities on the consequences arising from such raw materials.

I.9. The documents listed below are an integral part hereof and specify the raw materials contemplated by this Agreement:

I.9.1. NAPHTHA

I.9.1.1. Guaranteed Technical Specification - Table I

I .9.1.2. Items intended by COPESUL - Table II

I .9.2. PROPANE AND BUTANE (LPG)

I .9.2.1. Guaranteed Technical Specification - Table I

I.9.2.2. Items intended by COPESUL - Table II (to be defined in the future)

I.9.3. CONDENSED GAS

I.9.3.1. Technical Specification to be further defined by the parties.

I.9.1.1. NAPHTHA - TECHNICAL SPECIFICATION- TABLE I

TECHNICAL SPECIFICATION NAPHTHA
ANALYSIS	UNIT	GUARANTEED AMOUNT	REFERENCE
LEAD	ppb max mass	50	PETROBRAS N-1897/ UOP350
COPPER	ppb max mass	note	PETROBRAS N-1897 UOP350
LEAD -I- COPPER	ppb max mass	note	PETROBRAS N-1897 UOP350
IRON	ppb max mass	note	PETROBRAS N-1897 UOP350
ETHANOL	ppm max mass	100	GC
METHANOL	ppm max mass	20	GC
MTBE	ppm max mass.	(1)	GC (1)

CHLORIDE	ppm max mass	10	UOP-588 /UOP606
TOTAL

SULPHUR	ppm max mass	500	ASTM 05453/ 04294/ D12661
			UOP357

DISTILLATION			ASTM-D-86
PIE	°C min	30
50%	°C max	note
PFE	°C max	204

DISTILLATION	% max vol.	note	ASTM-D-86
RESIDUE

DENSITY		0.65 – 0.735	ASTM D4052

PONA (2)			GC high resolution
PARAFFINS	% mass min	(2)
NAPHTHENIC	% mass	balance
AROMATIC	% max mass	balance
OLEFIN	% max mass	1.0

SAYBOLT	min.	(2)
COLOR

(1)	Method under development and limit to be set forth until the effectiveness of the Agreement, pursuant to the provisions in Section Five - TERM.
(2)	Limit to be set forth until the effectiveness of the Agreement, pursuant to the provisions in Section Five - TERM.

RAW MATERIAL SUPPLY AGREEMENT
SCHEDULE I – PRODUCTS AND QUALITY

I.9.2.1. PROPANE AND BUTANES - TECHNICAL SPECIFICATION TABLE I

TECHNICAL SPECIFICATION
PROPANE E BUTANES

ANALYSIS	UNIT	GUARANTEED	REFERENCE
		AMOUNT

Vapor pressure at 37.8 C	kgf/cm2, max	15	MB-205 ABNT-IBP

Distillation temperature	°C, max	2	MB-285 ABNT-IBP
95% to 760 mm, Hg

corrosiveness	max	1	MB-281 ABNT-IBP

Volatile Sulphur	g/m3, max	0.36	MB-327 ABNT-IBP

Humidity		(1)

(1) The product may not contain free or dispersed water.

RAW MATERIAL SUPPLY AGREEMENT
SCHEDULE I – PRODUCTS AND QUALITY

1.9.1.2. NAPHTHA – ITEMS INTENDED BY COPESUL - TABLE II

ANALYSIS		INTENDED	REFERENCE
	UNIT	VALUE
		COPESUL

LEAD	ppb max mass	20	PETROBRAS N-18971 UOP350

COPPER	ppb max mass	10	PETROBRAS N-1897 UOP350

LEAD + COPPER	ppb max mass	30	PETROBRAS N-1897 UOP350

IRON	ppb max mass	50	PETROBRAS N-1897 UOP350

ALUMINUM	ppb max mass	2	(1)

MERCURY	ppb max mass	exempt	(11

ARSENIC	ppb max mass	2	(1)

PHOSPHORUS	ppm max mass	2	(1)

ETHANOL	ppm max mass	100	GC

METHANOL	ppm max mass	1	GC

MTBE	ppm max mass	2	(2)

ORGANIC	ppm max mass	1	UOP779
CHLORIDES

TOTAL	ppm max mass	10	UOP-588 /UOP606
CHLORIDES

SULPHUR	ppm max mass	300	ASTM D5453/ D4294/D1266/
	ppm min mass	100	UOP357

DISTILLATION			ASTM-D-86
PIE	°C min	36
50%	°C max.	75
PFE	°C max	170

DISTILLATION	% max vol	1.0	ASTM-D-86
RESIDUE

DIESEL AND	-	-	(1)
PETROLEUM
CONTAMINATION

- DENSITY		0.65 – 0.70	ASTM D4052

PONA	% min mass		GC high resolution
PARAFFINS	% mass	73.0
NAPHTHENIC	% max mass	balance
AROMATIC	% max mass	6.0
OLEFINS		1.0

SAYBOLT COLOR	min.	+30

(1)	Method not available, the viability of its inclusion is to be evaluated
(2)	Method under development

Other unwanted contaminants, though without specification standards, are: Sodium, Potassium, Nitrogen, Amines and Zinc.

II.1. The amounts of raw materials purchased, except for the provision in Section Seven - INTERRUPTIONS, are the following:

Until the start of the extension operation of COPESUL, expected for the second semester of 1998:

	ANNUAL AMOUNT : (t)		MONTHLY AMOUNT (t)

RAW	MINIMUM	MAXIMUM	MINIMUM	MAXIMUM
MATERIALS

NAPHTHA	1.451.400	2.419.000	121.000	201.600

After the start of the extension operation of COPESUL, expected for the second semester of 1998:

	ANNUAL AMOUNT : (t)		MONTHLY AMOUNT : (t)

RAW	MINIMUM	MAXIMUM	MINIMUM	MAXIMUM
MATERIALS

NAPHTHA	2.100.000	3.500.000	175.000	291.667

II.2 COPESUL shall inform the monthly and annual amount of naphtha and propane, butanes and condensed gas required, the last 3 (three) denominated complementary raw materials, in accordance with the provision in Section Three - DELIVERY SCHEDULE.

II.2.1. The annual consumption expectation of raw materials is to contemplate the estimated amount of each raw material to be consumed by COPESUL in the following calendar year, as well as the naphtha amount equivalent to the complementary raw materials requested, calculated in accordance with the equivalent ratios specified in 11.3 of this Schedule (naphtha-equivalent).

II.2.2. PETROBRAS agrees to supply and COPESUL to purchase the annual amount of naphtha-equivalent equal to the sum of raw materials requested by COPESUL, in accordance with the quantitative limits of item II.1 of this Schedule, the supply of complementary raw materials being subject to previous agreement between the parties.

II.2.3. The monthly consumption expectation of raw materials dealt with in Section Three - DELIVERY SCHEDULE of the Agreement is to contemplate the amount of each raw material to be consumed by COPESUL within the following 6 (six) months.

II.2.3.1. Should COPESUL neither purchase nor accept to receive the amounts of raw materials requested, it shall be subject to the provisions in Section Three - DELIVERY SCHEDULE, item 3.7 of the Agreement.

II.2.3.2. Should PETROBRAS not be able to supply the monthly amounts of raw materials requested by COPESUL, it shall be subject to the provisions in Section Three - DELIVERY SCHEDULE, item 3.8 of the Agreement.

II.2.4. In case the amounts of raw materials requested by COPESUL exceed the maximum annual limit provided for in this Schedule, PETROBRAS shall then employ its best efforts to supply the additional amounts, however, it shall be released from meeting such request and exempted from any fault and liability.

II.2.4.1. The supply of raw materials over the maximum amount mentioned herein shall not allow PETROBRAS to discount the exceeding amount in any subsequent year.

II.3. The naphtha amount of this Agreement may be substituted, upon mutual agreement between the parties, for propane, butanes and/or condensed gas, following the maximum limits set forth in item II.4 of this Schedule and the equivalent ratios contained in the table below:

COMPLEMENTARY RAW	NAPHTHA
MATERIALS	EQUIVALENT

PROPANE	1.15

BUTANES	0.90

CONDENSED GAS	0.80

II.4. The maximum amounts of propane, butanes and condensed gas to be supplied by PETROBRAS, and consumed by COPESUL, in accordance with the equivalent ratios to naphtha of item 11.3 of this Schedule, are the following:

COMPLEMENTARY RAW	ANNUAL	MONTHLY
MATERIALS	AMOUNT(t)	AMOUNT (t)

PROPANE	550.000	45.830

BUTANES	650.000	54.170

CONDENSED GAS	1,450,000	120,830

II.5. Due to the characteristics of receipt of petroleum and byproducts at Tramandaí Terminal, PETROBRAS shall maintain the minimum stock of raw materials in the area comprising the Tramandaí Terminal, REFAP and COPESUL, sufficient to keep COPESUL in operation for 15 (fifteen) days, taking into account the minimum consumption amounts set forth in this Schedule, and that the storage capacity of COPESUL corresponds to 19 (nineteen) days of such minimum consumption.

II.5.1. In special situations, the parties may negotiate different limits of minimum raw material storage in the area comprising the Tramandaí Terminal, REFAP and COPESUL.

RAW MATERIAL SUPPLY AGREEMENT
SCHEDULE III – MEASUREMENT

III.I. For the measurement and registration of amounts of raw materials supplied to COPESUL, for invoicing purposes, PETROBRAS shall use the measuring instruments, testing instruments, filters, line densimeters, meters and flow totalizers, denominated "Official Measurement Instruments", all of which of prestigious brands and models, in a Measurement Station (EMED), to be installed in REFAP, which shall be used as a measuring basis for invoicing.

III.1.1. For the measurement of the raw materials supplied by PETROBRAS, COPESUL shall make available “User Measuring Instruments” in its facilities, of brands and models preferably equal to those of the "Official Measurement Instruments".

III.1.1.1. In case the "User Measuring Instruments" are of a different brand and model from those of the "Official Measuring Instruments", they are to comply with the provisions in item III.2 of this Schedule.

III.1.2. For the supply of the returns of COPESUL to REFAP, COPESUL’s measuring instruments shall be designated the "Official Measuring Instruments", while the measuring instruments of PETROBRAS shall be the "User Measuring Instruments".

III.1.3 While the Measuring Stations are not installed, the measuring system through the tank level variation shall continue to be used.

III.1.4. Each of the parties shall be entitled to free access to the measuring systems of the other, pursuant to their norms and procedures, for any purpose.

III.1.5. The flow band of the "Official Measuring Instruments" and the "User Measuring Instruments" is to be set between the parties, based on the agreed upon flows.

III.2. Up to 6 (six) months after the start of operation of the "Official Measuring Instruments" and the "User Measuring Instruments", the parties shall set the maximum relative difference of acceptable measurement.

III.3. The check of the supplied product amount shall be made on a daily basis by PETROBRAS and by COPESUL, and on the same day of measurement, the information on the ascertained amounts shall be exchanged, except on weekends and holidays, so as to follow up every day any departure between the measuring systems.

III.3.1. The parties shall agree on the hour set for the reading of the gauges or the tanks.

III.3.2. The daily measurement report and all the registers related to the supplied product amounts ascertained by the "Official Measuring Instruments" and by the "User Measuring Instruments", as well as the data related to the handling of tanks, are to be made available to the parties, for any check or claim, until one year after the due date of the respective invoices.

III.3.2.1. Any negotiation of daily measuring differences is to be made by analyzing a time period never shorter than 30 (thirty days).

III.3.3. PETROBRAS and COPESUL are to maintain the data with the record of their instruments for a minimum period of one year, in order to carry out a statistical analysis of the measurements and reliability of the systems.

III.4. In case of maintenance, non-availability or non-adjustment to the "Official Measuring Instruments", the ascertainment shall be made through the "User Measuring Instruments", provided they are proven to be accurate.

III.4.1. Should it not be possible to use the "User Measuring Instruments", for invoicing purposes, one of the following methods shall be used, in order:

a) Volume variation measurement of the supply tanks;

b) Volume variation measurement of the receipt tanks; and
c) Another criterion agreed upon by the parties.

III.4.2. For base volume measurement, the calculation of amounts at 20°C are to be made pursuant to Resolution no. 6-70 dated 06/25/70 of the CNP - INPM - "Tables of Density and Volume Correction of Petroleum Products ", with the due transformation into mass values.

III.4.2.1. For the mass ascertainment through PETROBRAS’ EMED, a line densimeter installation is provided for.

III.5. The parties hereto are to elaborate a maintenance, gauging and calibration program of the "Official Measuring Instruments" and "User Measuring Instruments" providing for a routine check of the instruments.

III.5.1. It is hereby agreed that the instruments shall be deemed commercially accurate for the purposes of quantity ascertainment if the tests thereon indicate an individual inaccuracy up to the limits set in item III.2 of this Schedule.

III.5.2. In the calibration of the "Official Measuring Instruments", in case of supply of raw materials, a variation of 0.05% (point zero five percent) between the results under the same operating conditions of pressure and flow, shall be considered acceptable, in accordance with PETROBRAS’ General Instruction Handbook (MIG), and according to the rules in the Petroleum Measurement Standards Handbook, Chapter 4 - Proving Systems, Section 2 of the American Petroleum Institute (API).

III.6. The maintenance and calibration of the “Official” and/or “User” measuring instruments shall always be made with prior written notice to the other party, given at least 2 (two) business days in advance, in order for such party to send representatives to follow up on the job. PETROBRAS and COPESUL may, at any time, request the checking and calibration of the instruments of the other party.

III.6.1. In the absence of a representative of the other party, such checking shall proceed having the infracting party no right to any claims.

III.6.2. PETROBRAS and COPESUL are to provide copies of the calibration reports of their respective instruments, whenever requested by the other party.

III.6.3. When the instrument check and calibration are requested outside the maintenance plan, by any of the parties, and their precision is verified, the costs arising therefrom shall be borne by the requesting party.

III.7. Whenever the daily differences between the “Official Measuring Instruments" and the "User Measuring Instruments" show readings higher than the amounts set forth in item III.2, they shall be deemed doubtful, and proper procedures to identify and calibrate the inaccurate instrument shall promptly begin.

III.7.1 Should the maximum limited percentage set forth in item 111.2 not be complied with, after the adjustment of both instruments, the parties are to mutually agree on the amounts, for invoicing purposes. Such condition shall endure until the provided for difference is met, at which time the invoiced amounts shall be corrected.

III.8. In the event the supply of the raw materials is made by a different system from that of the Tramandaí / REFAP / COPESUL, PETROBRAS and COPESUL shall meet in order to establish the principles to be adopted for the correct quantification of the supplied raw materials.

III.9. In case it is not possible to use the line densimeter, PETROBRAS and COPESUL shall mutually establish the procedures for the correct density ascertainment in the measurements made in base volume, for its transformation into mass units.

RAW MATERIAL SUPPLY AGREEMENT
SCHEDULE IV – PRICES AND ADJUSTMENTS

IV.1 For the raw materials produced or imported by PETROBRAS and supplied to COPESUL, at the delivery place defined in Section Six -PROPERTY SUPPLY AND TRANSFER of this Agreement, COPESUL shall pay PETROBRAS the amount corresponding to the sum of the following installments:

IV.1.1 For Petrochemical Naphtha:

IV.1.1.1. The supply price of Petrochemical Naphtha to COPESUL shall comply with the provisions contained in Inter-ministerial Statement of Justification (EM) no. 400/93, dated 12/10/93, or further regulation that may succeed it.

IV.1.1.1.1 In case EM no. 400/93 is no longer in force and there is no further regulation, the parties shall agree on the price of the Petrochemical Naphtha, as well as the commercial supply conditions, at an arm’s length basis, and pursuant to the Letter of Intent, executed by the parties on 07/31/95.

IV.1.1.2. The charge to use the oil pipeline between Alberto Pasqualini Refinery (REFAP) and the battery limit of the Raw Material Central Unit of COPESUL for the transportation of Petrochemical Naphtha, duly approved by the DNC – National Fuel Department or another body that may substitute it. Such charge shall be reviewed periodically by PETROBRAS and its adjustments shall be in effect after the approval of the DNC. PETROBRAS shall inform COPESUL of all the revisions of such charge, as well as the calculation methodology, prior to sending them for approval by said Department.

IV.1.1.3. The parties may enter into an agreement with the purpose of setting the premium payment or the penalty for the performance or nonperformance to certain quality requirements of Petrochemical Naphtha.

IV.I.2. For Propane, Butanes and Condensed gas:

The price and such other commercial conditions for the supply of said raw materials shall be previously and mutually agreed upon between the parties, including the specific charge for the use of pipelines and terminals, as well as other costs to PETROBRAS arising herefrom and/or from the legislation in force.

RAW MATERIAL SUPPLY AGREEMENT
SCHEDULE V - PAYMENT FORM

V.1. The payment form to be adopted for the invoicing of Petrochemical Naphtha, by PETROBRAS, and of the returns, by COPESUL, shall be defined as specified in Section Eleven - MISCELLANEOUS, item 11.4 of the Agreement.

TERM SALE CONDITIONS

V.2. The invoicing of PETROBRAS to COPESUL shall be made immediately after each delivery, based on the provisions in SCHEDULE III - MEASUREMENT.

V.2.1. The invoices of each delivery shall be issued for the price specified in SCHEDULE IV - PRICES AND ADJUSTMENTS, plus financial charges that PETROBRAS may be practicing at the time the raw materials are invoiced.

V.3 The payment of the invoices issued by PETROBRAS for the Petrochemical Naphtha is to be made in accordance with the provisions in Section Eleven - MISCELLANEOUS, item 11.4 of the Agreement.

V.3.1. The payment terms for propane, butanes and condensed gas shall be agreed upon between the parties prior to the start of the first supply.

V.4. Late payments shall be subject to charges calculated pro-rata by PETROBRAS at the time.

V.5. Late payments of any invoice by COPESUL shall entitle PETROBRAS to suspend the term invoicing, irrespective of any notice, and the supplies may be maintained as a prior deposit of the amount involved, at the discretion of PETROBRAS.

V.6. Within 3 (three) days as of the receipt of the invoices, COPESUL may challenge them if any error is detected therein, except for the provisions in SCHEDULE III – MEASUREMENT on the measurement difference corrections. In such event, until the invoice due dates, the parties are to provide, as mutually agreed upon, whatever is necessary for the correction of any detected error, within the period set forth in item V.3 for the payment of the amount effectively due, PETROBRAS not being entitled to charge interest in arrears for any delay in the correction of the amounts, should the error be verified.

CASH SALE CONDITIONS

V.7. COPESUL shall make daily deposits in favor of PETROBRAS after the end of each measuring period, in accordance with the provisions in Schedule III - MEASUREMENT, item III.3.1, the amount being calculated based on the amount of supplied raw materials.

V.7.1. The deliveries shall be carried out through the issue of Cash Sale Invoices at the price on the exit date of the raw materials, pursuant to Schedule IV - PRICES AND ADJUSTMENTS.

RAW MATERIAL SUPPLY AGREEMENT
SCHEDULE VI - LAY PERIOD AND DEMURRAGE

VI.1. Pursuant to Section Four - DEMURRAGE of the Agreement, when the supply of raw materials derives from the import using non-freighted ship or belonging thereto, the total demurrage amount charged to PETROBRAS shall be debited to COPESUL, PETROBRAS having to present the proof of all the costs arising from the demurrage.

V1.2. Pursuant to Section Four - DEMURRAGE of the Agreement, when the supply of raw materials arising from the import on a ship freighted by PETROBRAS or belonging thereto, the total demurrage amount shall be debited to COPESUL as follows:

VI.2.1. LAY PERIOD

VI.2.1.1. The lay period allowed shall start when the ship has docked or after 6 (six) hours as of the issue of the Operation Notice (Notificação de Pronto para Operar), prevailing whatever occurs first.

VI.2.1.2. Such Operation Notice shall be issued at the usual anchoring location, when the ship is ready to operate in relation to all aspects.

VI.2.1.3 The lay period shall end when the unloading hoses are disconnected, after the unloading completion.

V1.2.1.4. The purchaser shall be allowed a lay period of 36 (thirty-six) running hours for the total ship unloading, including Sundays and holidays, (SHINC), or "pro-rata" for "part cargo".

V1.2.1.5. The period corresponding to the events related below shall be discounted from the calculation of the demurrage:

a) Shifting of ship from anchoring to unloading mooring;
b) Ship’s unstable conditions, including breaking down or other problems that may reduce the unloading efficiency;
c) prohibition of or restriction to the unloading attributed to the seller or ship’s charterer or freighter;
d) delay or failures attributed to the Captain, crew or ship’s agent; and
e) supply of bunkers, discharge of ballast or residual water, when these cause any unloading interruption.

V1.2.2. DEMURRAGE

VI.2.2.1. For any period exceeding the allowed lay period, as specified in the previous chapter, the purchaser shall pay the amount corresponding to US Dollars converted according to the bid price on the date the invoice is issued, through the presentation of supporting collection documents, COPESUL being subject to the financial charges, payment terms and fines, as described in Schedule V - Payment Form.

VI.2.2.2. Any of the following documents shall suffice for the calculation of the demurrage: STATEMENT OF FACTS or TIME SHEET of the inspection company (in the event of divergent information, the former shall prevail over the latter); a CHARTER PARTY or the ship’s RECAP may be requested when the ship has been chartered per trip.

VI.2.2.3. The demurrage is to be paid by the purchaser for the rate specified in the CHARTER PARTY or RECAP or FIXTURE, in case of ships chartered in VCP and COA. For ships chartered in TCP, the rate shall be the daily rent plus the fuel cost. For private ships, the rate shall be calculated by the AFRA index for similar vessels, in force on the unloading date. In lack of C/P, COA, TCP or private ship, the payment shall be made based on the rate ascertained according to the World Scale table, by applying the market rate as described in the AFRA index.

RAW MATERIAL SUPPLY AGREEMENT
SCHEDULE VII – EFFLUENT RETURN

VII.1. COPESUL shall sell to PETROBRAS the total amount of petroleum effluent products from its plant operations, mentioned in item V11.1.2, with no possibility of consumption in the chemical industry, and which may be incorporated into the petroleum byproducts subject to the Federal Government Monopoly.

VII.1.1. In case, in the future, the Federal Government Monopoly is no longer practiced by PETROBRAS, and there is no other legal provision on the effluent return, the parties shall meet in order to discuss the supply conditions based on the deregulation of the sector.

VII1.1.1. The conditions for making or not a priority effluent supply to PETROBRAS shall be set forth in accordance with the provisions in Section Eleven, item 11.4 of the Agreement.

VII.1.2. The products subject matter hereof are classified below, and shall be called return products:

VII.1.2.1. The products incorporated by PETROBRAS into its LPG (Liquefied Petroleum Gas) are the hydrocarbonates of the C3 and C4 band.

VII.1.2.2. The products incorporated by PETROBRAS into its gasoline are the hydrocarbonates of the C5 to C8 band, non-aromatic and the C9 mono-hydrogenated.

VII.2. COPESUL shall inform the expectation of return amounts to be sold to PETROBRAS, along with the raw material expectation mentioned in Section Three-DELIVERY SCHEDULE, items 3.3 and 3.3.1 of the Agreement.

VII.2.1. Due to the high dependency of the return production upon the raw materials supplied by PETROBRAS, COPESUL shall employ its best efforts in order to comply with the expected amounts, though it may not be penalized for not performing within the program, when motivated by variations not provided for in the composition of the raw materials supplied to COPESUL.

VII.3. The commercial and financial conditions to be used for the invoicing of the return products shall be the same as those used by PETROBRAS for the sale of the Petrochemical Naphtha.

VII.3.3. Taxes and social contributions related to the return products shall be paid pursuant to the law.

VII.4. The procedures related to the measurement and ascertainment of the amounts of the return products supplied by COPESUL to PETROBRAS are the ones also valid for the ascertainment of the amounts of raw materials supplied by PETROBRAS to COPESUL, specified in Schedule III - MEASUREMENT of this Agreement.

VII.4.1. The return products shall be considered delivered to PETROBRAS after the measurement point, at the flange edge of the COPESUL’s pipeline with that of PETROBRAS.

VII.5. The parties shall meet to define a sample and quality control plan that meets PETROBRAS’ needs.

VII.5.1. COPESUL may not be held liable for the noncompliance with the specification of the return products, in case the loss of specification is proven to be a consequence of the raw material quality supplied by PETROBRAS to COPESUL.

VII.5.2. COPESUL may not be penalized, in case, in the interest of PETROBRAS, it sends part of its products that may be incorporated into gasoline, separate from the others, causing the loss of specification contained herein.

VII.5.3. If the return products sold by COPESUL to PETROBRAS are off the specification guaranteed in item VII.5.6, PETROBRAS may, at its discretion, receive the products without being required to receive the products under the same conditions in the future.

VII.5.4. The parties may negotiate a price reduction for receipt of the return products off specification.

VII.5.5. PETROBRAS’ consent to receive products off specification shall exempt COPESUL from any liabilities for any losses caused to PETROBRAS.

VII.5.6. The specification of the return products contemplated in this Schedule is shown in the tables below:

VII.5.6.1. Technical specification- Products that may be Incorporated into gasoline.

VII.5.6.2. Technical specification- Products that may be Incorporated into LPG.

RAW MATERIAL SUPPLY AGREEMENT
SCHEDULE VII – EFFLUENT RETURN

VII.5.6.1. TECHNICAL SPECIFICATION- PRODUCTS THAT MAY BE INCORPORATED INTO GASOLINE

TECHNICAL SPECIFICATION
PRODUCTS THAT MAY BE INCORPORATED INTO GASOLINE

ANALYSIS	UNIT	GUARANTEED	REFERENCE
		AMOUNT

Vapor pressure	kg-U=2	0.7	MB-162 ABNT-IBP

Induction period	minutes, mm	360	MB-288 ABNT-IBP

glue	mg/100 ml	5	MB-289 ABNT-IBP

distillation	°C		MB-45 ABNT-IBP
	10%, max.	70
	50%, max.	140
	90%, max.	200
	PFE, max.	220
	residue % max vol	2

sulphur	% weight	0.25	MB-327 ABNT-IBP

Corrosiveness at 50°C,
max 3 hours		1	MB-287 ABNT-IBP

Note: When PETROBRAS requests the separate C6C8 cut to be sent, the following items may not be reached: vapor pressure, distillation, glue and induction period.

VII.5.6.2. TECHNICAL SPECIFICATION - PRODUCTS THAT MAY BE INCORPORATED INTO LPG.

TECHNICAL SPECIFICATION
PRODUCTS THAT MAY BE INCORPORATED INTO LPG

ANALYSIS	UNIT	GUARANTEED	REFERENCE
		AMOUNT

Vapor pressure at 37.8 °C	Kgfl cm2, max	15	MB-205 ABNT-IBP

distillation temperature 95% to	°C, max	2	MB-285 ABNT-IBP
760 mm Hg

corrosiveness	max	1	MB-281 ABNT-IBP

volatile sulphur	g/m3, max	0.36	MB-327 ABNT-IBP

humidity		(1)

(l) The product may not contain free or dispersed water.